EXHIBIT 3.1

CERTIFICATE OF INCORPORATION

OF

LBI MEDIA HOLDINGS, INC.

FIRST: The name of the corporation is LBI Media Holdings, Inc.

SECOND: The address of the registered office of the corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, and the name of its registered agent at that address is The Corporation Trust Company.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of all classes of stock which the corporation shall have authority to issue is One Thousand (1,000) shares of Common Stock, par value $.01 per share (the “Common Stock”).

FIFTH: The business and affairs of the corporation shall be managed by and under the direction of the Board of Directors.

SIXTH: To the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, a director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. The liability of a director of the corporation to the corporation or its stockholders for monetary damages shall be eliminated to the fullest extent permissible under applicable law in the event it is determined that Delaware law does not apply. The corporation is authorized to provide by bylaw, agreement or otherwise for indemnification of directors, officers, employees and agents for breach of duty to the corporation and its stockholders in excess of the indemnification otherwise permitted by applicable law. Any repeal or modification of this Article shall not result in any liability for a director with respect to any action or omission occurring prior to such repeal or modification.

SEVENTH: The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and by this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

EIGHTH: In addition to the other powers expressly granted by statute, the Board of Directors of the corporation shall have the power to adopt, repeal, alter or amend the bylaws of the corporation.

NINTH: Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

TENTH: The name and mailing address of the incorporator is Regina Braman, 114 Pacifica, Suite 100, Irvine, California 92618-3318.

I, THE UNDERSIGNED, being the Incorporator hereinbefore named for the purpose of forming a corporation in pursuance of the General Corporation Law of the State of Delaware and the acts amendatory thereof and supplemental thereto, make and file this Certificate of Incorporation hereby declaring and certifying that the facts herein stated are true as of June 23, 2003.

/s/ Regina Braman
Regina Braman

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